Exhibit 10(jj)(1)

EXECUTIVE BENEFITS PLAN AGREEMENT

THIS AGREEMENT, made this 30th day of August, 1993, by and between Houston Lighting & Power Company, a Texas corporation (the “Company”), and Joseph B. McGoldrick (“Employee”);
W I T N E S S E T H
WHEREAS, the Company has adopted the Houston Industries Incorporated Executive Benefits Plan (“Plan”) to provide disability benefits, salary continuation benefits and death benefits for certain of its officers pursuant to which individual executive benefits agreements are to be entered into with such officers to whom coverage under the Plan has been extended; and
WHEREAS, Employee has performed his duties with ability and distinction and the Company recognizes that the future growth and continued success of the Company’s business may well reflect the competent services rendered by Employee; and
WHEREAS, the Company desires to reward and retain the services of the Employee and also to assist him in providing for contingencies of disability or death during employment or after retirement by extending to Employee coverage under the Plan as long as he continues to be an officer of the Company; and
WHEREAS, Employee is willing to continue to serve as an officer of the Company, provided the Company will agree to provide additional executive benefits in the form of certain payments in the event of Employee’s disability or death; and
WHEREAS, Employee is considered a highly compensated employee or member of a select management group of the Company;
NOW, THEREFORE, in consideration of the premises, and the agreements hereinafter contained, the parties hereto agree as follows:

1.           Reference to Plan.  This Agreement is being entered into in accordance with and subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee designated under the Plan (the “Committee”) and are still in effect on the date hereof.  Employee has received a copy of, and is familiar with the terms of, the Plan and any such administrative interpretations, which are hereby incorporated herein by reference.
2.           Benefits.  Subject to the conditions set forth in Paragraph 3 hereof and all other terms and conditions of the Plan and this Agreement, the Company agrees as follows:
(a)           Supplemental Disability Benefits.  If the Employee becomes disabled during his employment as an officer of the Company, he will receive benefits under the Long Term Disability Plan of Houston Industries Incorporated as if the term “total disability” under said Plan was defined as an illness or injury which prevents him from performing the duties of an officer of the Company.
(b)           Salary Continuation Benefits.  If the Employee dies during the period of his employment as an officer of the Company, or dies during a period of disability as described in (a) above, which disability had commenced while Employee was employed as an officer of the Company, then the Company shall pay to the Employee’s Beneficiary the following:
(i)           100% of the Employee’s monthly salary at the time of his death shall be paid each month for 12 months; and then
(ii)           50% of the Employee’s monthly salary at the time of his death shall be paid each month for the next 108 months or until the first day of the month in which the Employee would have attained age 65, whichever is later.

Such monthly salary continuation payments shall be made by the Company to the Employee’s Beneficiary, who shall be designated in writing or otherwise determined as provided in Paragraph 10 below.  These monthly salary continuation benefits, however, shall not become payable if the Employee’s death is by suicide, while sane or insane, within two years from the effective date of the Prior Agreement.
(c)           Supplemental Death Benefits.  If the Employee continues his employment as an officer of the Company until his retirement on or after attaining age 65, then upon the Employee’s subsequent death the Company shall pay to his designated Beneficiary, determined in accordance with the provision of Paragraph 10 below, 50% of the Employee’s monthly salary at the time of his retirement for a period of 72 months.  These supplemental post-retirement death benefits, however, shall not become payable if the Employee’s death is by suicide, while sane or insane, within two years from the effective date of the Prior Agreement.
(d)           For purposes of this Agreement, the Employee’s monthly salary shall include any salary deferral under the Houston Industries Incorporated Deferred Compensation Plan.
3.           Conditions Applicable to Payments of Benefits.  The Company’s payment of benefits to the Employee or his Beneficiary under this Agreement is in consideration of, and is conditioned upon, the Employee’s performing or satisfying all of the following agreements and conditions:
(a)           The Employee must continue to be employed as an officer of the Company until his death, disability or retirement on or after attaining age 65, to receive any benefits under this Agreement.  If Employee is removed from office as an officer of the Company but continues employment, this Agreement shall terminate and shall have no further force and effect as of the first day that Employee is no longer an officer of the Company.

(b)           The Employee agrees to continue his continuous employment as an officer of the Company until the earlier of (i) the date he attains age 65, or (ii) the date of his death; provided, however, that periods of disability and authorized leaves of absence described in Paragraph 8 below shall be considered periods of continued employment during which Employee’s latest salary for full-time employment shall be deemed to have continued for purposes of this Agreement.
(c)           The Employee agrees to render such reasonable consulting and advisory services as the Company may call upon him to provide and as his health may permit from the date of his disability or retirement on or after attaining age 65 to the date of his death.
(i)           The Company agrees that such consulting and advisory services shall not require the Employee to be active in the Company’s day-to-day activities, and that the Employee shall perform such services as an independent contractor.
(ii)           The Company further agrees to compensate the Employee for such consulting and advisory services in an amount to be then agreed upon and to reimburse the Employee for all out-of-pocket expenses incurred in connection with the performance of such services.
(d)           The Employee agrees that he will not compete with the Company in violation of Employee’s agreement in Paragraph 9 hereof.
4.           Status of Agreement.  The benefits payable under this Agreement shall be independent of, and in addition to, any other agreement relating to Employee’s employment which may exist from time to time between the parties hereto, or any other compensation payable by the Company to Employee, whether salary, bonus or otherwise.  This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof, except as expressly stated, restrict the right of the Company to discharge Employee or restrict the right of Employee to terminate his employment.
5.           Life Insurance and Funding.  The Company in its sole discretion may apply for and procure, as owner and for its own benefit, insurance on the life of Employee in such amounts and in such forms as the Company may choose.  Employee shall have no interest whatsoever in any such policy or policies, but at the request of the Company he shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to which the Company has applied for insurance.
6.           Employee’s Rights To Benefits.  The rights of Employee or his Beneficiary to benefits under this Agreement shall be solely those of an unsecured creditor of the Company.  Any insurance policy or other assets acquired or held by the Company in connection with the liabilities assumed by it pursuant to this Agreement shall not be deemed to be held under any trust for the benefit of Employee or his Beneficiary or his estate or to be security for the performance of the obligations of the Company but shall be and remain a general, unpledged, and unrestricted asset of the Company.
7.           Sale of the Company.  The sale of all or substantially all of the property and assets of the Company otherwise than in the usual and regular course of its business, or a merger of the Company wherein the Company is not the “surviving corporation”, or any other transaction which in effect amounts to the sale of the Company, shall not serve to terminate this Agreement.
8.           Company and Employment Defined.  For purposes of this Agreement, the Company shall also include any corporation which is an “Affiliate” as defined in Section 1.02(c) of the Plan.  Neither the transfer of Employee from employment by the Company to employment by an Affiliate nor the transfer of Employee between Affiliates, or from employment by an

Affiliate to employment by the Company shall be deemed a termination of employment of Employee by the Company or by an Affiliate.
Further, the employment of Employee shall not be deemed to have been terminated or interrupted because of his absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence, granted by the Company for reasons of professional advancement, education, health or government service, or during military leave for any period if Employee returns to active employment within 90 days after the termination of his military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement.
9.           Forfeitures Because of Competition.  Employee agrees that, as a condition to his qualifying for the disability, salary continuation or death benefits as provided in Paragraph 2 hereof, he will not without the consent of the Company enter into competition with the Company.  For purposes of this Paragraph, Employee shall be deemed to be in competition if he directly or indirectly, whether as consultant, agent, officer, director, employee or otherwise enters into an association with another business enterprise which then is one of the principal competitors of the Company or an Affiliate respecting one or more business activities of the Company or an Affiliate.  The parties agree that one of the essential considerations for the disability, salary continuation and death benefits provided Employee hereunder is to protect and preserve the goodwill of the Company and its Affiliates and their respective enterprises, and that said goodwill will be substantially diminished in value if Employee were to enter into competition with the Company or an Affiliate while entitled to receive benefits hereunder.  In the event Employee is deemed to be in competition contrary to the provisions of this Paragraph 9, thereupon he shall forfeit all rights to any payments of disability, salary continuation and death benefits under this Agreement.
10.           Beneficiary and Alternative Beneficiary.  Any salary continuation benefits or supplemental death benefits payable under this Agreement shall be payable in accordance with Paragraph 2 above in the manner and at the time specified therein to the Employee’s Beneficiary, who shall be such person or persons, or the survivor thereof, including corporations, unincorporated associations or trusts, as Employee may have designated by written document referring to this Executive Benefits Agreement delivered to and accepted by the Committee.  Employee may from time to time revoke or change any such designation of his Beneficiary by written document delivered to the Committee.  Notwithstanding any provision hereof to the contrary, in the event of the divorce of a designated beneficiary from the Employee or in the event a designated beneficiary shall participate in any wrongful action resulting in the death of Employee, the designation of such designated beneficiary shall become null and void and such designated beneficiary shall receive no benefits whatsoever under this Agreement.  If there is no valid Beneficiary designation on file with the Committee at the time of Employee’s death, or if the person or persons designated therein shall have all predeceased Employee or otherwise ceased to exist, the Employee’s Beneficiary shall be, and any payment hereunder shall be made to, Employee’s spouse, if living, or otherwise to his estate.  If the person or persons designated by Employee shall survive him but die before receiving all such payments hereunder, the balance thereof payable to such deceased distributee shall, unless Employee’s designation provided otherwise, be distributed to such distributee’s estate.

11.           Withholding of Taxes.  The Company shall deduct from the amount of any benefits payable hereunder any taxes required to be withheld by the federal or any state or local government.
12.           Prohibition Against Assignment.  The right of the Employee to benefits under this Agreement shall not be assigned, transferred, pledged or encumbered in any way, and any attempted assignment, transfer, pledge, encumbrance or other disposition of such benefits shall be null and void and without effect; provided, however, that the Company may assign this entire Agreement to any successor to all or substantially all of the Company’s capital stock or business and assets and this Agreement shall be binding on any such successor.
13.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee, his heirs, executors, administrators and legal representatives.  As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company.
14.           Entire Agreement.  This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and may be modified only by a written instrument executed by both parties hereto.
15.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
16.           Facility of Payment.  The Company may make any payments required by this Agreement, when the recipient is incapacitated in the judgment of the Committee by reason of physical or mental illness or infirmity:  (a) to the recipient directly; (b) to the guardian of the recipient’s personal estate; (c) to the custodian of a minor recipient serving under the Uniform

Gift to Minors Act of Texas or any other state; or (d) in the event an inter vivos or testamentary trust is then in existence for the benefit of any such recipient, the Company may make any such payments to the trustee or trustees of any such trust.  The Company may make the payment specified by this Agreement without liability of anyone other than the specified payee.  Employee hereby agrees, on behalf of himself, his heirs and assigns, to hold the Company harmless from any liability for making payments as specified by this Agreement unless and until the Company is served with citation or other process issuing out of a court of competent jurisdiction in connection with a suit instituted by someone for the purpose of recovering or establishing an interest in such payments.  Notwithstanding any provision of this paragraph or any other paragraph of this Agreement, if the Employee’s spouse survives the Employee and is the Employee’s Beneficiary under this Agreement, all payments of benefits under this Agreement after the Employee’s death shall be paid directly to the Employee’s spouse during her life and to her estate if she dies before receiving all such payments.
17.           Severability.  The invalidity or enforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
18.           Consent of Spouse.  Employee’s spouse is fully aware, understands, and fully consents and agrees to the provisions of this Agreement and its binding effect upon any community property interest in payments hereunder, and such awareness, understanding, consent and agreement is evidenced by signing this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement (in multiple copies)
on the day and year first above written, but effective as of July 1, 1993.

Houston Lighting & Power Company

	By:	/s/ R. S. Letbetter
R. S. Letbetter, President and
Chief Operating Officer

ATTEST:

/s/ Rufus S. Scott
Secretary
(SEAL)

/s/ Joseph B. McGoldrick
Joseph B. McGoldrick

/s/ Judy A. McGoldrick
Employee’s Spouse